EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Burns McClellan
Cygnus Corporate Communications	E. Blair Clark (investors)
(650) 369-4300	Justin Jackson (media)
www.cygn.com	(212) 213-0006

FOR IMMEDIATE RELEASE

CYGNUS ANNOUNCES CANCELLATION OF REVERSE STOCK SPLIT PROCESS

Convertible Debt Agreement Amended to Remove Nasdaq Listing Requirement

Redwood City, CA — August 22, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today announced the amendment of its convertible debt agreement and, consequently, the cancellation of the previously announced plans to seek stockholder approval of a reverse stock split.  On July 16, 2002, the Company was notified by the Nasdaq Stock Market that, to regain compliance for continued listing on the Nasdaq National Market, the closing bid price of the Company’s stock must exceed $3.00 for ten consecutive trading days prior to October 14, 2002. Under the original terms of the convertible debt agreement, if Cygnus were to be de-listed from the Nasdaq National Market, the holders could declare that a default had occurred and require immediate payment of the outstanding principal and interest balances ($21.8 million as of June 30, 2002). To address this contingency, the Company took steps to pursue two possible remedies.  First, the Company initiated negotiations with the convertible debt holders to find a mutually beneficial solution to the situation.  Secondly, in case these negotiations were not successful, the Company announced on August 6, 2002 that it was seeking to obtain stockholder approval of a reverse stock split.  Such announcement was necessary, despite ongoing discussions with the convertible debt holders, given the time required for filing a preliminary proxy with the U.S. Securities and Exchange Commission (SEC) and for arranging a special stockholder meeting.

In light of the signed amended convertible debt agreement, Cygnus will not pursue stockholder approval of the reverse stock split, will not file a final proxy with the SEC and has cancelled plans for the special meeting of stockholders relating to the split.

“We are pleased that the debt holders have worked with us to amend the debt agreement, and that the Nasdaq listing requirement has been eliminated,” stated John C Hodgman, President, Chairman and Chief Executive Officer of Cygnus, Inc. “The gradual, controlled and orderly reduction of our debt, and extension of maturity dates allows us to focus on our strategy to launch our second-generation product as part of our expanded sales, marketing and distribution agreement with Sankyo Pharma Inc. and to continue development of future product enhancements.”

Jeffrey E. Devers, President, The Palladin Group. L.P., the convertible debt holders’ representative added, “We continue to be impressed with Cygnus’ product and business potential.  We have worked with The Company for over three years and have provided funding at critical times.  This amendment is in the mutual interest of both parties, and the orderly reduction of debt with these stringent conversion limitations should not adversely impact Cygnus’ stock price.”

Convertible Debt Agreement Amended

On August 21, 2002, the Company concluded its negotiations with the convertible debt holders and signed an amendment to the original convertible debt agreement. Under the amended agreement, a Nasdaq de-listing does not result in a default and consequently such de-listing cannot cause repayment of the debt. The amended agreement allows for limited conversions into stock at a slight price premium to the market price of Cygnus’ stock, with certain minimum conversion prices established until March 31, 2003.  Thereafter, the premium over market price built into the conversion price increases if the stock is not trading above certain thresholds. In addition, the amendment provides for a one-year extension of maturity dates on a portion of the debentures equal to the aggregate amount of the debt that is converted or prepaid prior to the original maturity dates in 2004. Conversions cannot exceed 8% of the trading volume for a given month, and are limited to $500,000 per month unless Cygnus’ stock trades at or above $3.50 for that month.  Additionally, the interest rate on the convertible debt will be reduced from 8.5% to 3.5% per annum and will be payable quarterly. In 2003, if the debt holders are unable to convert at least $4.0 million, Cygnus will redeem the difference between $4.0 million and the amounts converted.

About Cygnus

Cygnus, Inc. is engaged in the development, manufacture and marketing of new and improved glucose monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Cygnus’ first approved product, called the GlucoWatch® Biographer, and its second-generation product, the GlucoWatch G2 Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States. Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement. More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling Cygnus’ toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and commercially scale up the GlucoWatch Biographers, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographers, and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results, and the timing of such results, to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc.

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